EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement filed on or about April 3, 2007 on Form S-3 of AMREP corporation to our report dated June 13, 2006 relating to our audit of the consolidated financial statements and the financial statement schedule which appear in the Annual Report on Form 10-K of AMREP Corporation for the year ended April 30, 2006.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP
Davenport, Iowa
April 3, 2007